EXHIBIT 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Navigators Group, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-97183, No. 333-106317, No. 333-125124, No. 333-172784, and No. 333-194886) and Form S-3 (No. 333-181838, and No. 333-203404) of The Navigators Group, Inc. of our report dated February 12, 2016, with respect to the consolidated balance sheets of The Navigators Group, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years ended December 31, 2015, 2014, and 2013, and financial statement schedules I to VI, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear herein.

New York, New York

February 12, 2016